EX 10.17

SLEEP NUMBER CORPORATION
Summary of Non-Employee Director Compensation
February 2024
The compensation payable to non-employee directors of Sleep Number Corporation is reviewed and determined annually by the Management Development and Compensation Committee, typically at the quarterly meeting in May of each year.
Annual Cash Retainer.  For each of the last two years, each of our non-employee directors received an annual cash retainer of $95,000.  The Chairs of each of the Committees of the Board received additional cash compensation of $20,000 per year.  The Lead Director of the Board received an additional cash retainer of $50,000 per year.
Meeting Fees.  In 2023, each non-employee director received meeting fees for Board and Committee meetings attended beyond the normal number of regular or typical meetings for the Board and each Committee in a fiscal year, including: (i) Board meeting fees of $1,000 per meeting after a minimum of eight Board meetings for the fiscal year, and (ii) Committee meeting fees of $750 per Committee meeting after a minimum of eight meetings for each Committee for the fiscal year.
Equity Compensation.  Coincident with the annual meeting of shareholders, non-employee directors are eligible to receive equity compensation in amounts determined by the Management Development and Compensation Committee, of which generally 75% would be paid in the form of restricted stock and 25% in stock options, based on Black-Scholes valuation, with the grants to vest on the earlier of one year from the date of grant or the date of the next annual meeting at which directors are elected to the Board, so long as the director continues to serve on our Board of Directors.  All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.  In 2022, the Management Development and Compensation Committee established an annual equity compensation target of $135,000 for each of our non-employee directors.  The actual equity compensation granted to non-employee directors in the fiscal year is set forth in Company’s Annual Proxy Statement.
Reimbursement of Expenses.  All of our directors are reimbursed for travel expenses for attending meetings of our Board or any of the Committees and for attending approved director continuing education programs.
No Director Compensation for Employee Directors.  Any director who is also an employee of our company does not receive additional compensation for service as a director.